EXHIBIT 8.1

LINDQUIST & VENNUM PLLP

4200 IDS Center 80 South Eighth Street Minneapolis, MN 55402-2274 Telephone: 612-371-3211 Fax: 612-371-3207	In Denver: 600 17th Street, Suite 1800 South Denver, CO 80202-5441 Telephone: 303-573-5900 Fax: 303-573-1956

Attorneys At Law	www.lindquist.com

October 12, 2007

Tennessee Valley Agri-Energy, LLC

540 Little Dry Creek Road

Pulaski, Tennessee  38478

Re:	Tennessee Valley Agri-Energy, LLC

Ladies and Gentlemen:

We have acted as legal counsel to Tennessee Valley Agri-Energy, LLC, a Delaware limited liability company (the “Company”), in connection with its offering of 40,000,000 Capital Units (“Units”).  As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form SB-2, as amended by Amendment No. 1 thereto dated October 12, 2007, relating to that offering (the “Registration Statement”).

You have requested our opinion as to the material federal income tax consequences of owning Units of the Company.  For purposes of our opinion, we are assuming that the offering will be completed, that events will occur, and that the Company will conduct its business in the manner described in the Registration Statement.  We have also been advised that the Company does not intend to elect to be taxed as a corporation and intends to comply with the procedures and requirements set forth in the Registration Statement under the heading “Federal Income Tax Considerations - Publicly Traded Partnership Rules.”  We have examined the Registration Statement and such other documents as we have deemed necessary to render the opinion expressed below.

Subject to the foregoing, it is our opinion that Tennessee Valley Agri-Energy, LLC will be treated as a partnership for federal income tax purposes.  Our opinion is based on existing law as contained in the Internal Revenue Code of 1986, as amended, Treasury Regulations, administrative rulings and court decisions as of the date of this opinion, all of which are subject to change.  Subsequent changes in these authorities may cause the tax treatment of Tennessee Valley Agri-Energy, LLC for federal income tax purposes to change.

This will also confirm to you our opinion that the statements of law, legal conclusions and discussion regarding the material federal income tax consequences of owning Units in the Company contained in the Registration Statement under the heading “Federal Income Tax Considerations” set forth the material federal income tax consequences of owning the Units, subject to the assumptions and qualifications set forth in that section.  That section of the

Registration Statement is a description of the principal federal income tax consequences that are expected to arise from the ownership and disposition of the Units, insofar as it relates to matters of law and legal conclusions, which addresses material federal income tax consequences to prospective Unit holders relating to the ownership and disposition of the Units.  With limited exceptions, the discussion relates only to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens.  The discussion extends only to matters of law and legal conclusions with respect to the material federal income tax consequences of owning Units in the Company based on the assumptions and qualifications set forth therein, and does not extend to matters of fact.  The foregoing sentence does not apply to our opinion on the partnership tax status of Tennessee Valley Agri-Energy, LLC.

An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion.  It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service.  This opinion is in no way binding on the Internal Revenue Service or on any court of law.

We consent to the inclusion of our tax opinion in the Registration Statement, to the filing of this opinion as an exhibit to the Registration Statement and to the naming of our firm with reference to this opinion in the Registration Statement.

Very truly yours,

/S/ LINDQUIST & VENNUM PLLP

LINDQUIST & VENNUM PLLP